QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Old Second Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60506

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2017

TO THE STOCKHOLDERS:

            The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, May 16, 2017, at 9:00 a.m., central time, at Waubonsee Community College, 18 South River Street, Aurora, Illinois, for the following purposes:

  1.
  to elect the three director nominees named in the accompanying proxy statement;

  2.
  to approve, in a non-binding, advisory vote, the compensation of our named executive officers;

  3.
  to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2017; and

  4.
  to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

            The board of directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 24, 2017 are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting. In the event there are an insufficient number of votes for a quorum at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the board of directors

James L. Eccher Chief Executive Officer and President

Aurora, Illinois
April 14, 2017

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

 OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60506

 PROXY STATEMENT

            This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders. This meeting is to be held at Waubonsee Community College, 18 South River Street, Aurora, Illinois, on May 16, 2017 at 9:00 a.m., central time, or at any postponements or adjournments of the meeting. Old Second conducts full service community banking and trust business through its wholly owned subsidiary, Old Second National Bank.

            A copy of our annual report for the year ended December 31, 2016, which includes audited financial statements, is enclosed. This proxy statement was first mailed to stockholders on or about April 14, 2017. As used in this proxy statement, the terms "Old Second," "the Company," "we," "our" and "us" all refer to Old Second Bancorp, Inc., and its subsidiaries. Additionally, the term "Bank" refers to Old Second National Bank.

Why am I receiving this proxy statement and proxy form?

You are receiving a proxy statement and proxy form from us because on March 24, 2017, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning these matters to assist you in making an informed decision.

When you sign the enclosed proxy form, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy form, ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the annual meeting, complete, sign and return your proxy form in advance of the annual meeting in case your plans change.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of the three director nominees named in this proxy statement; (ii) a non-binding, advisory proposal to approve the compensation of our named executive officers, which is referred to as the "say-on-pay" proposal; (iii) the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2017; and (iv) any other business that may properly be brought before the meeting.

How do I vote?

A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy. Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted "FOR" the election of the nominees for director named in this proxy statement, "FOR" the say-on-pay proposal, "FOR" the ratification of our independent registered public accounting firm, and in accordance with the proxy holder's judgement on any other business that is properly brought before the meeting.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (or what is usually referred to as "street name"), you will need to arrange to obtain a proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete, sign and return your proxy card in advance of the annual meeting in case your plans change.

What does it mean if I receive more than one proxy form?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker's responsibility to vote your shares for you in the manner you direct.

Under the applicable stock exchange rule, brokers may generally vote on routine matters, such as ratifying the appointment of an independent registered public accounting firm, but cannot vote on non-routine matters, such as the adoption or amendment of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. If there is a matter presented to stockholders at the meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a "broker non-vote."

The election of directors and the say-on-pay proposals are considered non-routine matters. Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the 2017 annual meeting upon receipt of our proxy materials. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy card?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•
signing another proxy card with a later date and returning that proxy card to us;

•
sending notice to us that you are revoking your proxy, or

•
voting in person at the meeting.

If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.

How many shares must be represented for us to hold the annual meeting?

A majority of the shares that were outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. On March 24, 2017, the record date, there were 29,580,430 shares of common stock outstanding. A majority of these shares must be present in person or by proxy at the meeting.

Shares are counted as present at the meeting if the stockholder either:

•
is present in person at the meeting; or

•
has properly submitted a signed proxy form or other proxy.

What happens if any nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote "FOR," "AGAINST" or "ABSTAIN" on each proposal properly brought before the meeting, including the election of directors.

How many votes may I cast?

You are entitled to cast one vote for each share of stock you owned on the record date with respect to each of the proposals. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

A majority of the shares having voting power present in person or represented by proxy will approve each proposal brought before the annual meeting (meaning that the number of votes cast "FOR" each proposal must exceed the number of votes cast "AGAINST" or "ABSTAIN" with respect to that proposal). This includes the proposal regarding the election of directors in accordance with the policy of majority voting in uncontested director elections set forth in the Company's bylaws.

Broker non-votes will not affect the outcome of voting on a particular proposal or the election of directors, but abstentions will have the effect of a vote against the applicable proposal or director.

Please note that, because the say-on-pay vote is advisory, it will not be binding upon the board of directors or the Compensation Committee.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Form 8-K filed with the Securities and Exchange Commission within four business days of the meeting.

Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting to be held on May 16, 2017.

Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet at www.oldsecond.com under "2017 Annual Meeting Materials." Stockholders will receive a full set of these materials through the mail from us or from your broker.

 PROPOSAL 1:

ELECTION OF DIRECTORS

            Old Second's board of directors is divided into three classes, approximately equal in number, which are elected by our common stockholders. At the annual meeting to be held on May 16, 2017, you, as the holder of our common stock, will be entitled to elect three directors for a term expiring at the annual meeting of shareholders in 2020, as described herein. All of the nominees are incumbent directors who have served at least one term as a director of Old Second.

            Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director and business experience during the previous five years.

            Each director nominee will be elected if the number of shares voted "FOR" the nominee constitutes majority of the shares having voting power present in person or represented by proxy at the meeting. Accordingly, broker non-votes will not have any effect on the outcome of voting, but abstentions will have the effect of a vote against the applicable nominee.

Board Recommendation:

            The board of directors recommends you vote your shares "FOR" each of the nominees for director.

Director Nominees

Name	Age	Served as Director Since
Class I (term expiring 2020)
William Kane	65	1999
John Ladowicz	64	2008
Patti Temple Rocks	58	2015

Continuing Directors

Name	Age	Served as Director Since
Class II (term expires 2018)
James Eccher	51	2006
Barry Finn	57	2004
James F. Tapscott	65	2015
Class III (term expires 2019)
Edward Bonifas	57	2000
Gary Collins	58	2016
William B. Skoglund	66	1992
Duane Suits	66	2012

            All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

Director Experience

            The particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves on is as follows:

            Mr. Bonifas:    Mr. Bonifas is the Vice President of Alarm Detection Systems, Inc., a producer and installer of alarm systems, closed circuit video systems and card access control systems. We consider Mr. Bonifas to be qualified for service on the board, the Risk Committee, Nominating and Corporate Governance Committee and the Compensation Committee due to his skills and expertise acquired as a leader of a successful business and his prominence in the communities we serve. Mr. Bonifas also serves as Chairman of our Information Technology Steering committee where he uses his business expertise for cybersecurity oversight.

            Mr. Collins:    Mr. Collins is a former director and Vice Chairman of Talmer Bancorp, Inc., a position he held from 2011 until he began serving as the Vice Chairman of Old Second Bancorp, Inc. in 2016. Prior to joining the Company, Mr. Collins served as the Vice Chairman of Talmer Bancorp, Inc. ("Talmer Bancorp"), a position he held since 2011, and as a director of Talmer Bancorp from 2010 to August 2016. Previously, Mr. Collins served as Chairman and Co-Chief Executive Officer of Lake Shore Wisconsin Corporation, a bank holding company, from 2010 until 2011, and as a founding Managing Director and Vice Chairman of The Private Bank — Chicago from 1991 until 2009.

            Mr. Eccher:    Mr. Eccher has served as the Chief Executive Officer and President of the Company since 2015 and has served as President and Chief Executive Officer of the Bank since 2003. He also serves as Chief Operating Officer of the Company since 2007, Senior Vice President and Branch Director of the Bank between 1999 and 2003, and President and Chief Executive Officer of the Bank of Sugar Grove between 1996 and 1999. We consider Mr. Eccher to be qualified for service on the board due to his experience in the financial services industry and the familiarity with Old Second's operations he has acquired as the Chief Executive Officer and President of Old Second and Old Second National Bank.

            Mr. Finn:    Mr. Finn has been the President and Chief Executive Officer of Rush-Copley Medical Center since 2002. Prior to 2002, Mr. Finn served as the Chief Operating Officer and Chief Financial Officer of Rush-Copley Medical Center since 1996. We consider Mr. Finn to be a qualified candidate for service on the board and the Nominating and Corporate Governance Committee as Lead Director, the Information Technology Steering Committee, and the Audit Committee due to his business and financial expertise acquired as an executive at a successful local medical center, as well as his prominence in the communities we serve.

            Mr. Kane:    Mr. Kane is a Partner of Label Printers, Inc., a printing company. We consider Mr. Kane to be a qualified candidate for service on the board and the Compensation Committee and the Risk Committee as Chairman, and Nominating and Corporate Governance Committee due to his experience as a partner at a successful local business, his general experience in business and his prominence in the communities we serve.

            Mr. Ladowicz:    Mr. Ladowicz is the former Chairman and Chief Executive Officer of HeritageBanc,  Inc. and Heritage Bank, where he served between 1996 and 2008. We consider Mr. Ladowicz to be a qualified candidate for service on the board, the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee as Chairman due to his previous experience as a chief executive officer in the financial services industry, as well as his extensive knowledge of the market areas we entered through the acquisition of HeritageBanc, Inc. in 2008.

            Mr. Tapscott:    Mr. Tapscott was a Partner of McGladrey LLP between 1991 and 2015. Prior to that time, he was a Partner with Wilkes Besterfield and Co., Ltd., between 1972 and 1991. We consider Mr. Tapscott to be a qualified candidate for service on the board and the Risk Committee and the Audit Committee due to his previous experience in accounting and financial matters as a partner of McGladrey LLP and Wilkes Besterfield and Co., Ltd.

            Ms. Temple Rocks:    Ms. Temple Rocks is the Managing Director of the Chicago office of Golin, a global communications agency. We consider Ms. Temple Rocks to be a qualified candidate for service on the board and the Compensation Committee and the Information Technology Steering Committee due to her previous business experience and familiarity with the greater Chicago market through her managing directorship with Golin.

            Mr. Skoglund:    Mr. Skoglund serves as the Chairman of the Company and the Bank. Between 1998 and 2014, Mr. Skoglund served as the Chief Executive Officer of the Company. He also served as Chief Executive Officer of the Bank between 1996 and 2014. We consider Mr. Skoglund to be qualified for service on the board due to his skills and experience in the financial services industry and his familiarity with Old Second's operations he has acquired as the former Chief Executive Officer of Old Second.

            Mr. Suits:    Mr. Suits is a retired Partner of Sikich LLC, a financial services firm. We consider Mr. Suits to be a qualified candidate for service on the board and the Audit Committee as Chairman (including as the audit committee financial expert) and the Risk Committee and the Nominating and Corporate Governance Committee due to his skills and experience in the financial services industry and his familiarity with Old Second's operations.

 CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

            Currently, the board of directors is made up of ten directors, who are elected by the holders of our common stock every three years to serve staggered terms. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Old Second, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below. The board has determined that all of the directors and nominees are "independent" as defined by the NASDAQ Stock Market, with the exception of Messrs. Skoglund, Eccher and Collins, each of whom is an executive officer or was an executive officer during the past three calendar years.

            The board of directors held 11 regular meetings and 1 special meeting during 2016. All of the directors attended at least 75% of these meetings and the meetings of the committees on which they served. We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting. Last year, all directors attended our annual meeting.

            The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility. Among other things, the board adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting. The Code of Business Conduct and Ethics, as well as other information pertaining to our committees, corporate governance and reporting with the Securities and Exchange Commission, can be found on our website at www.oldsecond.com. The Company will post on its website any amendments to, or waiver from, the Code of Business Conduct and Ethics as it applies to any director or officer to the extent required to be disclosed by applicable NASDAQ or SEC requirements.

            The board of directors has standing Audit, Nominating and Corporate Governance, and Compensation Committees, each of which is made up solely of directors who are deemed to be "independent" under the rules of NASDAQ. NASDAQ's independence rules include certain instances that will preclude a director from being deemed independent and the board reviews those requirements each year to determine a director's status as an independent director.

            During its review of director independence, the board considered Mr. Finn's roles as President and Chief Executive Officer at Rush-Copley Medical Center and Mr. Skoglund's position as the Vice Chairman of Rush-Copley's board of directors. Our board determined that this does not preclude a finding that Mr. Finn is independent under NASDAQ's rules because Mr. Skoglund does not serve on Rush-Copley's compensation committee and has recused himself from any discussions or votes that involve Mr. Finn's salary. The board also reviewed certain transactions between Alarm Detection Systems, Inc., and the Company. Mr. Bonifas is a Vice President of Alarm Detections Systems, Inc. The board determined that Mr. Bonifas qualified as an independent director because the amounts paid to Alarm Detection Systems, which totaled approximately $249,503.70, by the Company were less than 5% of Alarm Detection System's gross revenues for 2016 and because Mr. Bonifas had no interest in the transaction with the Company, except an indirect and de minimis interest as a stockholder of Alarm Detection Systems.

            Actions taken by each committee of the board are reported to the full board, usually at its next meeting. The principal responsibilities of each of the committees are described below.

Audit Committee

            The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm and exercises its authority to do so in accordance with a policy that it has adopted.

Additionally, the Audit Committee reviews and approves all related party transactions between Old Second and related parties in accordance with NASDAQ's rules and regulations. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by requesting via e-mail to corporatesecretary@oldsecond.com.

            The members of our Audit Committee during 2016 were Mr. Suits (who serves as Chairman), Mr. Bonifas, Mr. Finn, Mr. Tapscott and Mr. Ladowicz, each of whom is deemed to be an independent director under NASDAQ's rules. We expect that these members will continue to serve on the committee in 2017 with the exception of Mr. Bonifas. The Audit Committee met 7 times in 2016.

            The board has designated Mr. Suits as the "audit committee financial expert," as such term is defined by the regulations of the SEC. The board's determination was based upon Mr. Suits' level of knowledge and experience regarding financial matters and his experience as an independent financial consultant and as the founding partner of Sikich Gardner & Co., LLP, a public accounting and consulting firm. The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of the financial statements of Old Second. Mr. Suits, or another member of the Audit Committee, met on a quarterly basis during 2016 with our independent registered public accounting firm.

Compensation Committee

            The Compensation Committee reviews the performance of Old Second's executive officers and establishes their compensation levels. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by requesting via e-mail to corporatesecretary@oldsecond.com.

            The members of our Compensation Committee during 2016 were Mr. Ladowicz (who serves as Chairman), Mr. Kane and Mr. Bonifas, each of whom is deemed to be an independent director under NASDAQ's rules. We expect that these members will continue to serve on the committee in 2017 with the addition of Ms. Temple Rocks. The Compensation Committee met 1 time in 2016.

            Compensation Committee Interlocks and Insider Participation.    Each member of the Compensation Committee in 2016 was an "outside" director pursuant to Section 162(m) of the Internal Revenue Code and a "non-employee" director under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

Nominating and Corporate Governance Committee

            The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the board as they may occur during the year. The committee also reviews on a periodic basis whether each director is "independent" under the rules of NASDAQ. Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by requesting via e-mail to corporatesecretary@oldsecond.com.

            The members of the Nominating and Corporate Governance Committee in 2016 were Mr. Finn (who serves as Chairman), Mr. Kane, Mr. Bonifas, Mr. Suits and Mr. Ladowicz, each of whom is deemed to be an independent director under NASDAQ's rules. It is anticipated that each of these directors will continue to serve on the Nominating and Corporate Governance Committee throughout 2017. The Nominating and Corporate Governance Committee met 1 time in 2016.

Director Nominations and Qualifications

            In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any. The committee reviews each candidate in light of the criteria that we believe each director should possess. Included in the criteria are whether each nominee: (i) meets the minimum requirements for service on the board of directors contained in our bylaws; (ii) is under the age of 70 in accordance with our certificate of incorporation; (iii) possesses the highest personal and professional ethics, integrity and values; (iv) has, in the committee's opinion, a sufficient educational and professional background and relevant past and current employment affiliations, board affiliations and experience for service on the board; (v) has demonstrated effective leadership and sound judgment in his or her professional life; (vi) has a strong sense of service to the communities in which we serve; (vii) has exemplary management and communication skills; (viii) is free of conflicts of interest that would prevent him or her from serving on the board; (ix) will ensure that other existing and future commitments do not materially interfere with his or her service as a director; (x) will review and agree to meet the standards and duties set forth in the Company's Code of Business Conduct and Ethics; (xi) is willing to devote sufficient time to carrying out their duties and responsibilities effectively; and (xii) is committed to serving on the board for an extended period of time. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with NASDAQ requirements (to ensure that at least a majority of the directors will, at all times, be independent).

            The committee, when considering potential board members, will look at all of the foregoing criteria. The various qualifications and criteria are normally considered by the committee in connection with its evaluation of who the committee will recommend as the Company's nominees. Generally, each incumbent director standing for re-election should have and will have, at a minimum, attended at least 75% of board meetings during the past year and attended 75% of committee meetings of which he or she is a member. The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.

            All of the nominees for election as directors at the 2017 annual meeting were recommended for nomination by the committee. The committee did not receive any formal nominations for directors from our common stockholders.

Common Stock Ownership and Retention Guidelines for Directors

            In order to align the interests of board members and stockholders, each director is required to develop a significant equity stake in the organization they oversee. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

            Non-employee directors are expected to acquire and hold during their service as board members, shares of our common stock equal in value to at least three times the annual cash retainer for non-employee directors. Non-employee directors have three years from their initial election to the board to meet the target stock ownership guidelines. Once they obtain the requisite number of shares, they are expected to continuously own sufficient shares to meet the guidelines. The stock ownership goal will be determined by using the value of their retainers as of January 1 of each year and the average closing stock price for our common stock over the prior twelve months.

            Shares that count toward meeting the stock ownership guidelines include: (i) shares owned, which include shares obtained upon exercise of options or shares purchased in the open market; (ii) shared ownership, which includes shares owned or held in trust by immediate family; and (iii) restricted stock units. Unexercised stock options do not count toward meeting the stock ownership guidelines. Until such time as the director reaches his or her target stock ownership, the director will be required to hold 50% of the shares of common stock received upon lapse of the restrictions, and upon exercise of stock options. In the rare instance in which these guidelines would place a severe hardship on a director, the Compensation Committee may decide to allow an alternative stock ownership guideline that reflects the intentions of these overall guidelines and the director's own personal circumstances.

Board Leadership Structure

            The roles of Chairman of the Board and Chief Executive Officer are separate positions within our Company. Mr. Skoglund, our former Chief Executive Officer, serves as our Chairman, and Mr. Eccher serves as our Chief Executive Officer and President. We currently separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles.

            Our board of directors has also created the position of a "lead" independent director, who assists the board of directors in assuring effective corporate governance, and serves as chairman when the board of directors meets in independent director sessions. In 2016, our board of directors designated Mr. Finn to serve as the Company's lead independent director. The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee's selection.

            Our board of directors believes this structure is appropriate for our Company because it allows the Chief Executive Officer to focus on our strategic direction and our day-to-day leadership and performance, and we are also able to leverage the experience and perspective of the Chairman through his guidance to the Chief Executive Officer and his management team as well as to the board of directors. In addition, the lead independent director, who is an independent member of our Board, provides independent leadership within our Board that strengthens its effectiveness and oversight of our business.

Board's Role in Risk Oversight

            Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

            While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal and organizational risks, and receives regular reports from the management team's senior risk officer regarding comprehensive organizational risk as well as particular areas of concern. The board's Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. Mr. Bonifas, the Chairman of the Information Technology Steering Committee, will serve as our cybersecurity expert. Additionally, our senior credit officer and loan review staff are directly responsible for overseeing our credit risk.

            We believe that establishing the right "tone at the top" and providing for full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the board meetings, or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Stockholder Communications with the Board; Nomination and Proposal Procedures

            Stockholder Communications with Directors.    Stockholders of Old Second may contact any member of the board of directors, or the board as a whole, through the Corporate Secretary either in person, in writing by mail or by e-mail to corporatesecretary@oldsecond.com. Any such communication should indicate whether the sender is an Old Second stockholder. The address for submitting communications to the board by mail is 37 South River Street, Aurora, Illinois 60506. Any communication will be forwarded promptly to the board as a group or to the attention of a specified director per your request, except for communications that are primarily commercial in nature or related to an improper or irrelevant topic.

            Nominations of Directors.    In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the date on which the previous year's proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee's business experience for at least the previous five years and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of our capital stock owned by that stockholder. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.

            In accordance with our Certificate of Incorporation, a stockholder may otherwise nominate a director for election to the board at an annual meeting of stockholders by giving timely notice in writing to our Corporate Secretary, at the address provided above. To be timely, stockholder nominations must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not fewer than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting. Each written nomination must set forth (i) the name, age, business address and residential address of the nominee; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company's stock which are beneficially owned by such person on the date of such stockholder notice; and (iv) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D under the Exchange Act and pursuant to Regulation 14A under the Exchange Act. The nominating stockholder must also provide certain information regarding his, her or itself including (a) the name and address, as they appear on the Company's books, of such stockholder and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support the nominees; and (b) the class and number of shares of Old Second's stock which are beneficially owned by the stockholder on the date of the stockholder notice.

            Other Stockholder Proposals.    To be considered for inclusion in our proxy statement and form of proxy relating to our 2018 annual meeting of stockholders, the proposing stockholder must file a written notice of the proposal with our Corporate Secretary, at the above address, by December 15, 2017, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

            The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 21, 2017, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the Summary Compensation Table (which can be found later in this proxy statement), and by all directors and executive officers of Old Second as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of February 21, 2017.

Name	Shares Beneficially Owned	Percent of Class
Directors and named executive officers:
Edward Bonifas(1)	123,348	*
J. Douglas Cheatham(2)	85,430	*
Gary Collins(3)	104,600	*
James Eccher(4)	112,213	*
Barry Finn(5)	43,886	*
Keith Gottschalk(6)	1,469	*
William Kane(7)	60,159	*
John Ladowicz(8)	294,554	*
Donald Pilmer(9)	9,743	*
William B. Skoglund(10)	155,231	*
Duane Suits(11)	20,609	*
James Tapscott(12)	15,000	*
Patti Temple Rocks(13)	6,754	*
All directors and executive officers as a group (12 persons)	947,566	3.20%
5% Stockholders:
The Banc Funds Company L.L.C.(14)	2,565,882	8.67%
Blackrock, Inc.(15)	1,869,504	6.32%
Wellington Management Group, Inc.(16)	1,566,860	5.29%
Thomson Hortsmann & Bryant, Inc.(17)	1,573,249	5.31%

*
Less than 1%.

(1)
Consists of: (i) 2,062 shares held in Mr. Bonifas' name alone; (ii) 118,286 shares held in a brokerage account; and (iii) 3,000 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 21, 2017. Excludes 10,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Bonifas.

(2)
Consists of: (i) 4,208 shares held in our profit sharing plan and trust; (ii) 38,889 shares held in our 401(k) plan; (iii) 27,333 shares held in Mr. Cheatham's name alone; and (iv)15,000 shares subject to stock options that were exercisable on or within 60 days of February 21, 2017. Excludes 35,500 shares subject to restricted stock unit awards that were unvested and were not scheduled to vest within 60 days of February 21, 2017, which are not deemed to be shares beneficially owned by Mr. Cheatham. All of Mr. Cheatham's unvested restricted stock units subsequently vested on March 15, 2017 in connection with his retirement from the Company.

(3)
Consists of: (i) 35,600 shares held in Mr. Collins' name alone; (ii) 69,000 shares held in an IRA account in Mr. Collins' name. Excludes 21,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Collins.

(4)
Consists of: (i) 1,968 shares held in our profit sharing plan and trust; (ii) 8,912 shares held in our 401(k) plan; (iii) 50 shares in Mr. Eccher's name alone; (iv) 148 shares held jointly with his spouse; (v) 81,135 shares held in a brokerage account; and (vi) 20,000 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 21, 2017. Excludes 120,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Eccher.

(5)
Consists of: (i) 40,886 shares held in a brokerage account; and (ii) 3,000 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 21, 2017. Excludes 10,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Finn.

(6)
Consists of: (i) 372 shares held in Mr. Gottschalk's name in our profit sharing plan and trust; and (ii) 1,097 shares held in our 401(k) plan. Excludes 32,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Gottschalk.

(7)
Consists of: (i) 20,000 shares held in Mr. Kane's name alone; (ii) 37,159 shares held in a brokerage account; and (iii) 3,000 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 21, 2017. Excludes 10,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Kane.

(8)
Consists of: (i) 2,146 shares held in Mr. Ladowicz's name alone; (ii) 268,181 shares held in a Roth IRA; (iii) 22,727 shares held in an IRA trust; and (iv)1,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 21, 2017. Excludes 10,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Ladowicz.

(9)
Consists of: (i) 924 shares held in our profit sharing plan and trust; (ii) 1,280 shares held in our 401(k) plan; (iii) 10 shares held in Mr. Pilmer's name as custodian for a minor child; and (iv)7,539 shares held jointly with spouse in a brokerage account. Excludes 36,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Pilmer.

(10)
Consists of: (i) 47,038 shares held in our profit sharing plan and trust; (ii) 14,206 shares held in our 401(k) plan; (iii) 532 shares held in Mr. Skoglund's name alone; (iv) 53,455 shares held in a trust account in Mr. Skoglund's name; and (v) 40,000 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 21, 2017. Excludes 12,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Skoglund.

(11)
Consists of: (i) 18,409 shares held in a brokerage account in Mr. Suits' name alone; (ii) 1,700 shares held in an IRA; and (iii) 500 shares held in a Trust with spouse. Excludes 10,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Suits.

(12)
Consists of: (i) 15,000 shares held in a brokerage account in Mr. Tapscott's name alone. Excludes 5,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Tapscott.

(13)
Consists of: (i) 6,754 shares held in a brokerage account in Ms. Temple Rocks' name alone. Excludes 5,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Ms. Temple Rocks.

(14)
According to information obtained from a Schedule 13G filed by affiliates of The Banc Funds Company, L.L.C. with the SEC on February 15, 2017, The Bank Funds Company, L.L.C.'s business address is 20 North Wacker Drive, Suite 3300, Chicago, Illinois 60606.

(15)
Based solely on information obtained from a Schedule 13G filed by BlackRock, Inc. with the SEC on January 25, 2017 reporting beneficial ownership as of December 31, 2016. According to this report, BlackRock, Inc.'s business address is 55 East 52nd Street, New York, New York 10055. According to the report, the following subsidiaries of BlackRock, Inc. hold shares of our common stock, none of which beneficially owns 5% or greater of our outstanding shares: BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC.

(16)
According to information obtained from a Schedule 13G filed by the Wellington Management Group LLP with the SEC on February 9, 2017, The Wellington Management Group LLP's business address is 280 Congress Street, Boston, Massachusetts, 02210.

(17)
According to information obtained from a Schedule 13G filed by Thomson Horstmann & Bryant, Inc. with the SEC on January 11, 2017, Thomson Horstmann & Bryant, Inc.'s business address is 501 Merritt 7, Norwalk, Connecticut 06821.

SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Exchange Act requires that our directors, executive officers and ten percent stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2016 and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during 2016 except for one late Form 4 filed by Keith Gottschalk.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

            This Compensation Discussion and Analysis ("CD&A") describes our compensation philosophy and policies for 2016 and 2017 as applicable to the named executive officers in the Summary Compensation Table set forth below. This section explains the structure and rationale associated with each material element of our named executive officers' compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section. Our CD&A is organized as follows:

  •
  Overview and Executive Summary.  Background context and highlights are provided to put the overall disclosure in perspective.

  •
  Objectives of Our Compensation Program.  The objectives of our executive compensation program are based on our business model and the competitive pressures we face in attracting and retaining executive talent. We structure our executive compensation program to reflect our compensation philosophy and related operating principles.

  •
  Elements of Compensation.  The key components of our compensation program are base salary, annual bonuses and long-term equity awards, with an emphasis on tying executive compensation to performance.

  •
  Compensation Process.  Our executive compensation program is regularly reviewed by the Compensation Committee to ensure that we meet our compensation objectives and to ensure that our compensation program does not pose material risks to the Company.

  •
  Analysis of 2016 Compensation.  Decisions on 2016 compensation are analyzed and explained in the context of our compensation objectives and performance.

  •
  Regulatory Considerations.  We consider guidance established by the Federal Deposit Insurance Corporation (the "FDIC") and other bank regulatory agencies, in addition to various other regulatory requirements, in making decisions about executive compensation.

Overview and Executive Summary

            Business Overview.    The Company, through its banking subsidiary, provides lending, deposit, and trust services for businesses and individuals. We offer competitive commercial and personal banking products and are committed to providing superior customer service. We place a high priority on community service and are actively involved with many civic and community projects in the communities where we conduct business. We operate in an intensely competitive and uncertain business environment. From a business perspective, not only do we compete with numerous companies in our markets for customers, but we also compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires experienced leaders with banking and operational expertise who are capable of taking on high levels of personal responsibility in an ever-evolving banking industry and economy.

            Financial and Operational Performance.    During our fiscal year ending December 31, 2016, we continued our emphasis on sustaining profitability and growth as primary objectives. Specific accomplishments in 2016 that directly impacted those objectives include:

  •
  Reduction in classified assets to $37.0 million;

  •
  Net income of $17.0 million;

  •
  Commercial loan growth of 17.6%, Retail loan reduction of 15.0%; and

  •
  Efficiency ratio of 66.78%.

            Overview of Our Executive Compensation Programs.    It is important to note that the Company and the Bank share an executive management team, the members of which are compensated by the Bank rather than the Company. The compensation packages of the named executive officers are determined and approved by our Compensation Committee based upon their performance and roles for both the Company and the Bank.

            The Company and the Bank are committed to paying for performance. This commitment is reflected by the significant portion of our named executive officers' compensation that is provided through performance-based programs. Our executive compensation programs evolve and are adjusted over time to support the business goals of the Company and the Bank and to promote both near- and long-term profitable growth. Total compensation for each named executive officer varies with performance in achieving financial and nonfinancial objectives.

            Accordingly, our executive compensation, particularly metrics for the organization's short-term incentive plans, focused on the following goals and accountabilities: our and the Bank's net income growth; specific profit center performance; asset-credit quality risk; reduction in classified assets; and cost savings initiatives. These metrics were prudently designed to contain and minimize risk while at the same time emphasizing growth and profitability.

            Say-on-Pay.    We received approximately 71% of votes cast in support of our executive compensation program during the 2016 annual stockholders meeting. We, our board and the Compensation Committee pay careful attention to communications received from stockholders regarding executive compensation, including the non-binding advisory vote. We considered the result of the 2016 advisory vote on executive compensation but not for specific 2016 compensation decisions. Based on this consideration and the other factors described in this CD&A, the Compensation Committee did not alter the policies or structure for named executives' compensation for 2016.

Objectives of Our Compensation Program

            The goal of our compensation program is to align the interests of management with those of our stockholders while minimizing undue risk-taking. The Compensation Committee has designed our executive compensation program in a manner that does not provide our executives with incentives to engage in business activities or other behavior that would threaten our value or the investments of our stockholders.

            The executive compensation program is intended to accomplish the following objectives:

  •
  pay for performance;

  •
  tie equity compensation to long-term value creation for our stockholders;

  •
  align the financial interests of our named executive officers with those of our stockholders;

  •
  maintain a corporate environment that encourages stability and a long-term focus for both us and our management;

  •
  maintain a program that:

  o
  clearly motivates personnel to perform and succeed according to our current goals;

  o
  attracts and retains key personnel critical to our long-term success; and

  o
  does not encourage undue risk-taking; and

  •
  ensure that management:

  o
  fulfills its oversight responsibility to its constituents which include stockholders, customers, employees, the community and government regulatory agencies;

  o
  conforms its business conduct to the highest ethical standards;

  o
  remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

  o
  continues to avoid any conflict between its responsibilities to us and each individual's personal interests.

Elements of Compensation

            Our named executive officers' compensation program consists of four main components: (i) base salary, (ii) annual cash bonus, (iii) equity awards, and (iv) additional benefits.

            The Compensation Committee's decisions regarding each of the components for the named executive officers are based in part on the Compensation Committee's subjective judgment and take into account qualitative and quantitative factors, as are discussed below. In reviewing an executive officer's compensation, the Compensation Committee considers and evaluates all components of the officer's total compensation package. This involves reviewing base salary, bonus, incentive equity awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan and any other payments, awards or benefits that an officer earns. Additionally, the Compensation Committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event.

            The following overview explains the structure and rationale of the elements of compensation used for 2016.

            Base Salary.    The Compensation Committee believes that base compensation should offer security to each executive sufficient to maintain a stable management team and environment. In order to provide such stability, the Compensation Committee uses salaries to make up the largest portion of the named executives' compensation. In establishing an executive officer's initial base salary the Compensation Committee considers, among other things, the executive's level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

            The Compensation Committee reviews salaries of the named executive officers on an annual basis. As with all of its decisions regarding compensation levels, when reviewing salaries the Compensation Committee considers the levels of all aspects and components of the officer's compensation, including the individual's potential bonus and equity awards as well as the level of benefits and perquisites offered. All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

            Annual Cash Bonus.    For 2016, the Compensation Committee continued a non-equity incentive compensation plan (the "Bonus Plan") for our named executive officers. The Bonus Plan established a structure under which Messrs. Eccher, Cheatham, Gottschalk and Pilmer are eligible for cash bonus payments if our performance during a fiscal year meets or exceeds certain performance goals; provided that, the Compensation Committee ultimately has discretion to determine the amount of any bonuses awarded. Maximum bonus opportunities are capped to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of long-term soundness.

            The Bonus Plan is designed to provide an incentive to achieve corporate financial goals while considering the mitigation of any risks which may affect our overall financial performance. Generally speaking, targets are set so that improvement in a performance metric is necessary in order to receive any or all of the bonus payout with respect to that metric. In order to be eligible for a cash bonus with respect to a particular year, an executive must be deemed to have met the expectations of his position during such year.

            In setting the performance metrics, Mr. Eccher provides recommendations with respect to members of management other than himself to the Compensation Committee. The Compensation Committee then, outside the presence of Mr. Eccher, considers factors applicable to Mr. Eccher's annual bonus. The metrics used to measure the 2016 actual executive performance excluded the effects of the Talmer Bank and Trust Chicago branch acquisition, which occurred on October 28, 2016.

            Equity Awards.    Our board and the Compensation Committee believe in senior management ownership of our common stock as an effective means to align the interests of senior management with those of the stockholders. Our current long-term incentive plan (the "Incentive Plan"), which was approved by stockholders at the 2014 annual meeting, is intended to promote equity ownership in the Company by the directors and selected officers and employees, focus the management team on increasing value to stockholders, increase their proprietary interest in the success of the Company and encourage them to remain in the employ of the Company or its subsidiaries for a long period of time. The Incentive Plan authorizes the issuance of up to 975,000 shares of our common stock, including the granting of qualified stock options, non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights.

            We also maintain our prior 2008 Equity Incentive Plan (the "2008 Plan"), which was approved by stockholders at the 2008 annual meeting, because there are outstanding awards under the plan. However, after the adoption of the Incentive Plan in 2014, no additional awards are permitted to be granted under the 2008 Plan. Any shares that become available for reuse under the 2008 Plan, whether due to forfeiture or otherwise, may be delivered under the Incentive Plan. The 2008 Plan authorized the issuance of up to

575,000 shares of our common stock, including the granting of qualified stock options, non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights.

            All awards are at the discretion of the Compensation Committee and are generally subjective in nature. In determining the number of equity awards to be granted to executive officers, the Compensation Committee considers individual and corporate performance goals and achievement as measured by those goals, the executive's position and his or her ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations. Because of the nature of equity awards, the Compensation Committee also evaluates prior awards of stock options and restricted stock and takes into account the overall wealth accumulation of a given executive officer through such awards.

            Pursuant to a formal equity compensation policy, all equity grants are finalized in the beginning of each calendar year. This allows for a more complete review of the full prior year when making equity awards as well as coordinating the granting of equity awards to a time when there is less likelihood of there being existing material, non-public information, as the grants will normally be made after the public release of our financial information for the prior year.

            Retirement Benefits.    We sponsor a tax-qualified 401(k) savings plan and trust intended to be qualified under Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute up to a dollar limit set by law. Participants can choose between several different investment options under the 401(k) plan, including shares of our common stock.

            During 2016, we provided a matching contribution on elective deferrals to eligible participants in an amount equal to 3% of each participant's salary. There is also a profit-sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant's annual compensation. The contribution amount granted each year is on a discretionary basis and there is no set formula used by the Compensation Committee. For 2016, the Compensation Committee elected not to make a discretionary profit sharing contribution.

            Deferred Compensation.    We sponsor an executive deferred compensation plan (the "Executive Deferred Compensation Plan"), which provides a means for certain executives to voluntarily defer all or a portion of their salary and/or bonus, if any, without regard to the statutory limitations applicable to tax-qualified plans, such as our 401(k) plan. The Executive Deferred Compensation Plan provides for participant deferrals, company matching contributions and discretionary employer profit-sharing contributions. A company matching contribution is credited to the plan on behalf of a participant when the participant elects to defer the maximum amount permitted under the 401(k) plan (including catch-up contributions, if applicable) and keeps that level of deferral for the entire plan year. The company matching contribution is an amount up to 3%, provided at least a 6% deferral was met, of the participant's combined base salary and bonuses, less any matching contribution paid to the 401(k) plan on the participant's behalf. The determination of whether a profit-sharing contribution is made and in what amount is entirely at the Compensation Committee's discretion and there is no set formula. Participants are permitted to make hypothetical investments with respect to their account balances. The participants may select such hypothetical investments from an array of publicly-traded mutual funds that are held in an insurance company separate account. Participants may elect to receive their Executive Deferred Compensation Plan balance in a lump sum or in installments. Participants may make a withdrawal from the plan during their employment in the event of hardship as approved by the plan's administrator. The plan is administered through an independent service provider. Messrs. Eccher, Cheatham and Gottschalk currently have account balances under the Executive Deferred Compensation Plan.

            Perquisites and Other Benefits.    We provide general and customary benefit programs to executive officers and other employees. Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards. While the benefits offered are competitive with the marketplace and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability or death. The benefits we offer to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits although there are some additional perquisites that may only be offered to executive officers. Because of the nature of the benefits offered, the Compensation Committee normally does not adjust the level of benefits offered on a year-to-year basis. We will continue to offer benefits, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

            The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Officers/Mgrs.	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Perquisites:
Automobile Allowance	X	Not Offered	Not Offered
Country Club Membership	X	Not Offered	Not Offered

            It is our belief that perquisites for executive officers should be very limited in scope and value. Due to this philosophy, we have generally provided very nominal benefits to executives that are not available to full-time employees, and we plan to continue this approach in the future. We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities. These individuals are eligible to use the club membership for their own personal use. Additionally, we provide Mr. Eccher with an automobile allowance to enable him to visit our banking locations on a regular basis as well as to call on our customers. We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules. We will continue to offer perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

            Employment Agreements.    In connection with his appointment as President and Chief Executive Officer of the Company, Mr. Eccher entered into an employment agreement effective as of January 1, 2015 which provides for severance benefits in the event of an involuntary termination following a change in control, as well as salary continuation following certain other involuntary terminations. The Company has entered into Compensation and Benefits Assurance Agreements with each of the remaining named executive officers which provide for severance benefits in the event of a qualifying termination following a change in control. We believe these agreements help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy.

            Acceleration of Equity Awards.    All employees, including the named executive officers, who receive equity awards under our Incentive Plan will immediately vest in any unvested equity awards held by such employees upon the occurrence of a change in control if (i) the equity plan and the respective awards are not assumed by the surviving entity or (ii) the plan and the respective awards are assumed by the surviving entity but the individual is terminated without cause or resigns for good reason. There are no unvested awards under our 2008 Plan. Additionally, under the terms of the Employment Agreement and Assurance Agreements noted above and described in greater detail below, all equity awards held by a named executive officer will become vested and exercisable upon a qualifying termination following a change in control.

            Code Section 280G.    Under Section 280G of the Internal Revenue Code (the "Code"), an executive may be subject to excise taxes on certain benefits received in relation to a change in control of the Company. Mr. Eccher's employment agreement provides that in the event he would be subject to excise tax for any amounts payable under the agreement, the amounts to be paid shall be reduced to such lesser extent that would result in no portion of such amounts being subject to excise taxes. The remaining named executive officers are entitled to a gross up payment in an amount to cover the full cost of any excise tax and their state and federal income and payroll taxes per the terms of their respective Assurance Agreements in the event any portion of their severance benefits, or other payments from the Company, would constitute an excess parachute payment for which excise tax is due.

Compensation Process

            The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to our executive officers. Further, as required by the rules established by Treasury, guidance issued by the Federal Reserve and other financial institution regulatory agencies, and the SEC's guidance regarding risk associated with compensation arrangements (each as described more fully below), the Compensation Committee is also responsible for a more expansive risk review with respect to most of the compensation plans, policies and programs maintained for our employees.

            During 2016, the Compensation Committee convened in February. Mr. Ladowicz, as Chairman of the Compensation Committee also met as needed with internal staff members, to compile compensation information for this proxy statement. The Compensation Committee also met in February 2017 to approve salaries, incentive plans and performance metrics for 2017 as well as approving bonuses earned during 2016.

            Role of Compensation Consultant.    The Compensation Committee's charter gives it the authority to delegate its responsibility to members or subcommittees of the Compensation Committee. Also, the charter gives the Compensation Committee the authority to hire outside consultants to further its objectives and responsibilities. In prior years, the Compensation Committee has retained ChaseCompGroup LLC to provide services in connection with a review and analysis of compensation paid to our named executive officers and board of directors. In keeping with the Compensation Committee's philosophy of comparing our compensation with that of the local marketplace on an annual basis, the Compensation Committee retained ChaseCompGroup LLC in 2016 to provide an updated analysis of our executive compensation program.

            Role of Executive Officers.    The Compensation Committee relies upon the input of management, when carrying out its responsibilities in establishing executive compensation. The Compensation Committee relies on Mr. Eccher's input in establishing compensation for our named executive officers other than himself. Management provides the Compensation Committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and equity awards. The Compensation Committee also consults with management on matters that are relevant to executive compensation and benefit plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans. Finally, the Compensation Committee consults with our management, specifically the Bank's Senior Risk Officer, in completing the risk review with respect to employee compensation plans. A risk review was performed in February 2016. No executive officer participates in any recommendation, discussion or decision regarding his or her own compensation.

            Peer Group.    Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. Information on pay levels and practices is gathered for a group of publicly traded companies selected based on their business focus, scope and location of operations, size and other considerations. The Company's peer group of 16 financial institutions was jointly presented by ChaseCompGroup LLC and management and approved by the Compensation Committee. The group is periodically reviewed, with changes made to reflect merger and acquisition activity, financial situation and development, and other considerations. The institutions included in the peer group include:

First Midwest Bancorp, Inc.	First Merchants Corporation
1st Source Corporation	Great Southern Bancorp, Inc.
First Busey Corporation	Lakeland Financial Corporation
Enterprise Financial Services Corp.	MainSource Financial Group, Inc.
First Financial Corporation	QCR Holdings, Inc.
German American Bancorp, Inc.	Horizon Bancorp
First Mid-Illinois Bancshares, Inc.	MutualFirst Financial, Inc.
Pulaski Financial Corp.	Hawthorn Bancshares, Inc

Analysis of 2016 Compensation

            This section describes the decisions made by the Compensation Committee with respect to the compensation for the named executive officers for 2016 and 2017.

            The following is a brief summary of those decisions:

  •
  for 2016, Messrs. Cheatham, Gottschalk and Pilmer received merit increases in base salary of approximately 3% and Mr. Eccher received a merit increase of 10%;

  •
  $300,220 cash bonus payments were earned or awarded to our named executive officers with respect to 2016 performance; and

  •
  benefits and perquisites remained substantially similar in 2016 compared to prior years and we expect that will continue through 2017.

            Base Salary.    We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above. The salaries for 2016, determined by the Compensation Committee at the beginning of 2016, are set forth in the Summary Compensation Table below. In determining these salary levels, we generally considered the following:

  •
  the compensation philosophy and guiding principles described above;

  •
  the general economic factors in the financial industry beyond our control and the financial performance of the Company compared to our peers;

  •
  the experience and industry knowledge of our named executive officers and the quality and effectiveness of their leadership;

  •
  all of the components of executive compensation, including base salary, bonus, stock options, retirement and death benefits, as well as benefits and perquisites; and

  •
  internal pay equity among our executives.

            In early 2017, the Compensation Committee determined the base salaries for our named executive officers for 2017. In determining the base salaries for 2017, we considered the same general factors discussed above including the general slowdown of the economy and growth or our earnings, return on average assets and overall assets. The base salaries for 2016 and 2017 are as follows:

Name	Position	2016	2017
James Eccher	President and Chief Executive Officer of Old Second	$441,000	$481,000
Gary Collins	Vice Chairman	$300,000	$300,000
J. Douglas Cheatham	Executive Vice President and Chief Financial Officer of Old Second	$274,495	$274,495
Keith Gottschalk	Executive Vice President, Chief Operating Officer	$254,060	$261,046
Donald Pilmer	Executive Vice President, Commercial Lending	$239,978	$261,375

            Annual Cash Bonus.    In the discussion that follows, we describe the goals established by our Compensation Committee upon which any 2016 annual bonuses for our named executive officers would be based. Mr. Collins, who joined Old Second on October 29, 2016, was not eligible for an annual bonus. Based on the Company's and each named executive officer's performance during 2016, the Compensation Committee determined that Messrs. Eccher, Gottschalk and Pilmer were entitled to the following bonuses:

Named Executive Officer	Bonus Earned in 2016

James Eccher	$170,887

Keith Gottschalk	$ 60,339

Donald Pilmer	$ 68,994

            In 2016, pursuant to our Bonus Plan, Mr. Eccher was eligible for a maximum annual bonus equal to 68.75% of his salary, or $303,187; Mr. Cheatham was eligible for a maximum annual bonus equal to 50.00% of his salary, or $137,247; Mr. Gottschalk was eligible for a maximum annual bonus equal to 50.00% of his salary, or $127,030; and, Mr. Pilmer was eligible for a maximum annual bonus equal to 50.00% of his salary, or $119,989. Mr. Cheatham earned no bonus for 2016.

            The components designated by the Compensation Committee and the target percentage of salary that the named executive officers were eligible to earn for 2016 performance were as follows:

Named Executive Officer	Company Income Growth	Loan Growth	Department Performance	Asset/Credit Quality	Efficiency Ratio	Total

James Eccher	25%	10%	—	10%	10%	55%

J. Douglas Cheatham	25%	—	—	—	15%	40%

Keith Gottschalk	20%	5%	10%	—	5%	40%

Donald Pilmer	15%	10%	10%	5%	0%	40%

            The Company considered the following performance metrics in determination of the annual incentive bonus:

  •
  Company Income Growth.  The Compensation Committee believes that our growth, as measured by reference to the net income of the Company is an appropriate measure because it focuses on our financial performance, which in turn reflects stockholder value. Each named executive officer has a portion of his bonus tied to this metric. The Compensation Committee applied the following scale to determine how much of the target percentage any named executive officer would receive based on our net income:

Company Net Income		Amount of Target Percentage

$14.186 million	5% over 2015 Net Inc.	40%

$14.862 million	10% over 2015 Net Inc.	50%

$15.537 million	15% over Net Inc.	60%

$16.746 million	Budget	75%

ROAA	Peer group >25% but <50%	85%

ROAA	Peer group median	100%

ROAA	Peer group 75%	125%

    Our 2016 net income was $17.0 million, and therefore, Messrs. Eccher, Pilmer and Gottschalk earned 75% of this component.

  •
  Department Performance.  With respect to Messrs. Gottschalk and Pilmer, the Compensation Committee believes that using the performance of their respective departments is an appropriate incentive to promote the leadership and development of our various lines of business. For 2016, Mr. Gottschalk was evaluated on the performance of our Retail Department, including the growth of core checking accounts, consumer loans, and retail fee income with specific goals as follows:

	New Core Checking Accounts	Increase in Consumer Loans	Retail Fee Income Growth

Potential Incentive	5%	5%	5%

Performance Goal	7,300	—	—

Actual Performance	7,804	Declined	—

Earned Incentive	5%	—	—

    The Compensation Committee determined that Mr. Gottschalk was entitled to 23.75% of the bonus amount attributable to this metric based on the overall performance of our Retail Department in 2016.

    For 2016, Mr. Pilmer was evaluated on the performance of our Commercial Department, including total commercial loan growth, the income growth of our Commercial Department, treasury department income, merchant income, and commercial deposits with specific goals as follows:

		Performance Levels

Metrics	50%	75%	100%	125%	Actual

Commercial Loans	$937,748,000	$945,267,000	$950,279,700	$957,798,750	$1,024,481,000

Commercial Income	$41,305	$41,847	$42,570	—	$40,281

Treasury Income	$2,046,260	$2,066,520	$2,086,780	—	$2,146,000

Merchant Income	$478,320	$483,010	$487,700	—	$489,000

Commercial Deposits	$498,096	$503,028	$507,960	—	$532,762

Metrics	Potential Incentive	Earned Incentive

Commercial Loan Growth	12.5%	12.5%

Income Growth (Commercial)	5%	—

Income Growth (Treasury)	2%	2%

Merchant Income Growth	1%	1%

Commercial Deposit Growth	1%	1%

    The Compensation Committee determined that Mr. Pilmer was entitled to approximately 28.75% of the bonus amount attributable to this metric based on the overall performance of our Commercial Department in 2016.

  •
  Asset/Credit Quality.  With respect to Messrs. Eccher and Pilmer, because classified assets were a difficult issue for the Company to navigate the last several years, the Compensation Committee believes incentivizing them to focus on our asset/credit quality will further ensure that we are working toward sustainable growth and profitability. As such, the Compensation Committee determined that a bonus component for them would appropriately be tied to our classified asset ratio. If the level remained at $27 million or lower, each of Messrs. Eccher and Pilmer would be entitled to 100% of their bonus with respect to this metric. If the level exceeded $34 million, then no bonus would be earned with respect to our asset/credit quality. Our classified asset ratio was 15.57%, or $37.0 million, at December 31, 2016, thus Messrs. Eccher and Pilmer received no bonus associated with this component.

  •
  Efficiency Ratio.  The Compensation Committee believes that expense control and efficiency of operations is a goal we must continually strive for in order to provide for the best financial return for our stockholders. Further, the Compensation Committee believes that our named executive officers are best situated to impact our efforts in this regard. As such, the Compensation Committee deemed a bonus component in 2016 tied to cost savings as measured by overall efficiency ratio was merited. In order to achieve 100% of the bonus with respect to this component, the Bank's overall efficiency ratio at the end of 2016 had to be was less than or equal to 65%. The Bank's overall efficiency ratio at year end was 66.78%. The Compensation Committee determined that 75% of this component was earned.

            Long-Term Stock Incentives.    The Compensation Committee typically acts to award equity grants at the beginning of each year, specifically in the months of January and February. In February 2017, the Compensation Committee approved equity grants for our named executive officers comprised solely of an aggregate 121,500 restricted stock units subject to three-year cliff vesting, with accelerated vesting in certain circumstances as described in the Potential Payments upon Termination or Change in Control section of the CD&A.

            Perquisites and Other Benefits.    While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the Compensation Committee typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. The perquisites received by the named executive officers in 2016 are reported in the Summary Compensation Table below. The benefits offered in 2016 to the named executive officers are expected to continue for 2017.

Regulatory Considerations

            As a publicly-traded financial institution, we and the Bank must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

            The Compensation Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers. The Compensation Committee believes we have adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

            In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of Code Section 162(m) that may limit the tax deductibility of certain compensation unless it is considered performance-based; Code Section 409A regarding nonqualified deferred compensation; and Code Section 280G regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Compensation-Related Governance Policies

Insider Trading Policy

            The Company has an insider trading policy that prohibits open market transactions in Company stock during the period beginning five business days prior to the end of the fiscal quarter and terminating two full business days after the public announcement of the Company's current financial results for the most recently ended fiscal quarter or year.

Common Stock Ownership Guidelines

            As described in more detail above, in order to align the interests of board members and stockholders, each director is required to develop a significant equity stake in the organization they oversee. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

COMPENSATION COMMITTEE REPORT

            The Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on the Compensation Committee's review and discussion with management, the Compensation Committee has recommended to our board of directors that the CD&A be included in this proxy statement and in Old Second's Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by:

Mr. John Ladowicz, Chairman
Mr. Edward Bonifas
Mr. William Kane
Members of the Compensation Committee

 EXECUTIVE COMPENSATION

Summary Compensation Table

            The following table sets forth information concerning the compensation of our named executive officers:

Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Stock awards(1) (e)	All other compensation(2) (i)	Total ($) (j)
James Eccher	2016	$441,000	$170,887	$204,300	$32,699	$848,886
President and Chief	2015	400,000	223,560	134,500	29,010	787,070
Executive Officer	2014	362,500	145,000	192,800	28,688	728,988
Gary Collins(3)	2016	$300,000	$—	$127,200	$—	$427,200
Vice Chairman
J. Douglas Cheatham	2016	$274,495	$—	$61,290	$21,899	$357,684
Executive Vice President and	2015	267,800	97,018	48,420	18,210	431,448
Chief Financial Officer	2014	260,000	65,000	84,350	17,861	427,211
Keith Gottschalk(4)	2016	$254,060	$60,339	$47,670	$15,003	$377,072
Executive Vice President,	2015	246,660	80,176	37,660	12,517	377,013
Chief Operating Officer
Donald Pilmer(4)	2016	$239,978	$68,994	$47,670	$21,870	$378,512
Executive Vice President,	2015	234,125	59,655	37,660	17,497	348,937
Commercial Lending

    (1)
    The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — "Compensation — Stock Compensation." A discussion of the assumptions used in calculating the values may be found in Note 1 to our audited financial statements included in our annual report to stockholders.

    (2)
    The 2016 amounts set forth in column (i) include the following:

	Mr. Eccher	Mr. Cheatham	Mr. Gottschalk	Mr. Pilmer
401(k) match	$7,950	$7,950	$7,585	$7,950
Life insurance	474	474	468	445
Automobile allowance	10,800	—	—	—
Country club dues	13,475	13,475	6,950	13,475

Total	$32,699	$21,899	$15,003	$21,870

    (3)
    Mr. Collins joined Old Second on October 29, 2016. Therefore this table does not provide 2015 or 2014 data for him.

    (4)
    Messrs. Gottschalk and Pilmer were not named executive officers in the Company's 2015 proxy statement. Therefore this table does not provide 2014 data for them.

Grants of Plan-Based Awards

Name	Grant date	All Other Stock Awards; Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock and Option Awards(2)
James Eccher	02/15/2016	30,000	$204,300
Gary Collins	10/29/2016	16,000	$127,200
J. Douglas Cheatham	02/15/2016	9,000	$61,290
Keith Gottschalk	02/15/2016	7,000	$47,670
Donald Pilmer	02/15/2016	7,000	$47,670

    (1)
    The amounts in this column represent restricted stock unit awards with respect to our shares which will vest on the third anniversary of the grant date.

    (2)
    The grant date fair value for the awards to Messrs. Eccher, Cheatham, Gottschalk and Pilmer is based on the closing price of our stock on February 15, 2016, which was $6.81 per share. The grant date fair market value for the award to Mr. Collins is based on the closing price of our stock on October 28, 2016, which was $7.95 per share.

Outstanding Equity Awards at Fiscal Year-End

            The following table sets forth information concerning the outstanding equity awards at December 31, 2016 held by the individuals named in the Summary Compensation Table:

					Stock Awards
	Option Awards					Market value of shares or units of stock that have not vested ($)(3) (h)
					Number of shares or units of stock that have not vested (#)(2) (g)
Name (a)	Number of securities underlying unexercised options (#) Exercisable(1) (b)	Number of securities underlying unexercised options (#) Unexercisable(1) (c)	Option exercise Price ($) (e)	Option expiration date (f)
James Eccher	20,000		27.75	12/18/2017
					95,000	$1,049,750
Gary Collins					16,000	$176,800
J. Douglas Cheatham	15,000		27.75	12/18/2017
					35,500	$392,275
Keith Gottschalk					26,500	$292,825
Donald Pilmer					26,500	$292,825

    (1)
    Options granted on December 18, 2007 vested in three equal installments on the first three anniversaries of the grant date.

    (2)
    Included in the amounts listed above are restricted stock unit awards, some of which vest over time and the remainder of which vest based on Company performance. The time based awards all vest on the third anniversary of the grant date, while the performance based awards will vest if the Company achieves return on assets of at least 1% on or before December 31, 2016. Each named executive officer holds the following number of performance based awards: Mr. Eccher — 30,000, Mr. Cheatham — 10,000, Mr. Gottschalk — 7,500 and Mr. Pilmer — 7,500. All of Mr. Cheatham's unvested restricted stock unit awards vested upon his retirement on March 15, 2017.

    (3)
    Based upon the December 31, 2016 closing price of $11.05 per share of common stock.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings (loss) in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
James Eccher	14,849	—	13,976	—	151,235
J. Douglas Cheatham	1,330	—	17,460	—	139,364
Keith Gottschalk	—	—	795	—	15,291

            We sponsor the Executive Deferred Compensation Plan, which is described in the CD&A above, and the Director Deferred Compensation Plan, which is described below following the Directors Compensation Table. The plans provide a means by which certain executives and directors may voluntarily defer all or a portion of their compensation. The plans are funded by participant deferrals and, in the case of the Executive Deferred Compensation Plan, company matching contributions and discretionary employer profit sharing contributions. With respect to their deferrals and our contributions, participants are permitted to make hypothetical investment elections in publicly-traded mutual funds, which are held in an insurance company separate account. Earnings are credited to the participant accounts under the plan based on the performance of their hypothetical investment elections. The deferrals to the Director Deferred Compensation Plan are credited earnings based on our stock price. Participants may elect to receive their plan balance in a lump sum or in installments. Participants are permitted, in the discretion of the administrator, to make a withdrawal from the plan during their employment in the event of hardship. The information reflected for Messrs. Eccher and Cheatham in the table above combines their accounts under both the executive plan and the director plan.

Potential Payments Upon Termination or Change in Control

            We previously entered into an employment agreement with Mr. Eccher (the "Employment Agreement"). Each of Messrs. Collins, Cheatham, Gottschalk and Pilmer previously entered into Compensation and Benefits Assurance Agreements with us (each, an "Assurance Agreement"). The Employment Agreement and the Assurance Agreements provide for payments and benefits to a terminating executive following a change in control.

            The table below sets forth the estimated amount of compensation payable to each of our named executive officers upon a change in control or the termination of such officer's employment in the event of (1) the officer's disability or death, (2) termination by the Company without cause or by the officer for good reason, in each case other than in connection with a change in control, and (3) termination by the Company without cause or by the officer for good reason, in each case in connection with a change in control. The amounts shown assume the change in control or termination was effective as of December 31, 2016, and that the price of Company stock as of termination was the closing price of $11.05 on

December 30, 2016 (the last trading day of the year). The actual amounts to be paid can be determined only following the change in control or the named executive officer's termination.

Name	Type of Payment	Payments Upon Involuntary Termination(1) — No Change in Control	Payments Upon Involuntary Termination(1) — Change in Control
James Eccher(2)	Cash Severance	—	$1,502,816
	Continuation of Insurance(4)	—	1,175
	Acceleration of Stock Awards	—	1,049,750
	Outplacement Services	—	20,000

Gary Collins(3)	Cash Severance	—	$600,000
	Continuation of Insurance(4)	—	1,155
	Acceleration of Stock Awards	—	176,800
	Outplacement Services	—	20,000

J. Douglas Cheatham(3)	Cash Severance	—	$602,996
	Continuation of Insurance(4)	—	1,175
	Acceleration of Stock Awards	—	392,275
	Outplacement Services	—	20,000

Keith Gottschalk(3)	Cash Severance	—	$579,580
	Continuation of Insurance(4)	—	1,155
	Acceleration of Stock Awards	—	292,825
	Outplacement Services	—	20,000

Donald Pilmer(3)	Cash Severance	—	$569,517
	Continuation of Insurance(4)	—	1,175
	Acceleration of Stock Awards	—	292,825
	Outplacement Services	—	20,000

    (1)
    An "involuntary termination" is a termination by the employer without "cause" or a resignation by the executive for "good reason".

    (2)
    Payments due to Mr. Eccher in connection with a change in control are subject to reduction to the extent necessary to avoid an excess parachute payment under Code Section 280G.

    (3)
    Based on assumptions used in calculating the severance benefits as of December 31, 2016, we do not believe Messrs. Collins, Cheatham, Gottschalk or Pilmer would be entitled to a gross-up payment.

    (4)
    The amount reflected is the portion of the monthly premium paid by the Company.

            Mr. Eccher's Employment Agreement.    The Company has entered into an employment agreement, effective January 1, 2016, with Mr. Eccher. The employment agreement has an initial term of two years following the effective date. The term of the agreement will be automatically extended for an additional year beginning on the first anniversary of the effective date and each anniversary thereafter, unless either party gives at least 90 days prior notice of non-renewal. Upon the occurrence of a change in control of the Company, the agreement will automatically remain in effect for two years following the change in control and will then terminate.

            The employment agreement provides Mr. Eccher with an initial base salary of $400,000 (which is currently $481,000). The base salary will be reviewed annually and may be increased, but not decreased, at the discretion of the Compensation Committee. The agreement provides that Mr. Eccher will be eligible to receive performance-based annual incentive bonuses, in accordance with the Company's annual incentive plan, a monthly car allowance of $10,800, reimbursement for costs associated with maintaining a country club membership, and also to receive employee benefits on as favorable a basis as other similarly situated senior executives of the Company.

            The employment agreement provides for severance benefits in the event Mr. Eccher is terminated by the Company other than for cause or by the executive for good reason ("Termination"). For a Termination during the employment period that does not occur in connection with a change in control of the Company, Mr. Eccher would be entitled to receive 24 months of base salary continuation.

            For a Termination that occurs within 24 months after a change in control of the Company ("Covered Period"), Mr. Eccher would be entitled to receive an amount equal to three times the sum of his base salary plus a bonus amount, with the bonus amount being determined based on an average of bonuses paid for the three calendar years preceding the year of Termination. Any severance paid in connection with a Termination during a Covered Period would be paid in a single lump sum. In addition, Mr. Eccher will be entitled to immediate and full vesting of any outstanding, unvested equity awards, continued health insurance for him and his dependents for up to 18 months following the Termination at a cost that is the same as paid by active employees, and one year of outplacement services at the Company's expense.

            All severance benefits under the employment agreement are contingent upon Mr. Eccher's execution and non-revocation of a general release and waiver of claims against the Company. Further, Mr. Eccher's employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of the Company by Mr. Eccher during and after his employment with the Company, and prohibiting Mr. Eccher from competing with the Company and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-solicitation provisions apply for a period of 12 months following any termination of employment. The non-competition provision applies for a period of 12 months following a Termination during a Covered Period.

            Assurance Agreements.    The Assurance Agreements have an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods. Upon the occurrence of a change in control, the Assurance Agreements shall automatically renew for a two-year period, after which each will terminate. The Assurance Agreements provide that, in the case of: (i) a termination of employment by us without "cause" within six months prior to or 24 months immediately following, a change in control, (ii) a termination of employment by an executive for "good reason" within 24 months following a change in control or (iii) a material breach by us (or any successor) of a provision of the Assurance Agreement, an executive officer will be entitled to:

  •
  Payment, in a single lump sum, of accrued base salary, accrued vacation pay, unreimbursed business expenses and all other items earned by or owed to the executive through and including the date of termination.

  •
  Payment, in a single lump sum, of a severance benefit equal to two times the sum of (i) the greater of the executive's annual rate of base salary in effect upon the date of termination or the executive's annual rate of base salary in effect immediately prior to the occurrence of the change in control and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs.

  •
  Immediate 100% vesting of all stock options and any other awards which have been provided to the executive by us under any of its incentive compensation plans.

  •
  At the exact same cost to the executive, and at the same coverage level as in effect as of the executive's termination, a continuation of the executive's (and the executive's eligible dependents) health insurance coverage for 24 months from the date of termination. In the event that the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the executive or the executive's eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any).

  •
  At our expense, standard outplacement services for a period of up to one year from the date of executive's termination. The maximum amount to be paid by us for such outplacement services is limited to $20,000.

  •
  The Assurance Agreements include Code Section 280G "gross-up" provisions.

            In exchange for the payments and benefits provided under the Assurance Agreements, the executive officers agree to be bound by a 24 month restrictive covenant. The restrictive covenant will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than our board of directors) confidential or proprietary knowledge or information which the executive officers may acquire in the course of their employment.

            Except for payments and benefits provided by the Assurance Agreements, all other payments and benefits provided to any NEO upon termination of his or her employment are the same as the payments and benefits provided to our other eligible employees.

            Retirement, Death and Disability.    Generally speaking, a termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to other employees. Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

  •
  Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee or beneficiary shall have a period of twelve months following such termination during which to exercise his or her vested stock options.

  •
  Any unvested restricted stock or restricted stock units outstanding at the time of an employee's termination due to death or disability shall become immediately 100% vested upon such termination.

            Also, it should be noted that, pursuant to existing agreements, as of the time of a termination of employment due to retirement, all unvested stock options and restricted stock units shall become immediately 100% vested.

            Acceleration of Vesting Upon a Change in Control.    All employees, including the named executive officers, who receive equity awards under our Incentive Plan will immediately vest in any unvested equity awards held by such employees upon the occurrence of a change in control if (i) the equity plan and the respective awards are not assumed by the surviving entity or (ii) the plan and the respective awards are assumed by the surviving entity but the individual is terminated without cause or resigns for good reason.

 DIRECTOR COMPENSATION

            Each of our directors also serves as a director of Old Second National Bank. In 2016, each non-employee director received $1,000 for every board meeting and $500 for every committee meeting attended if there were no other bank-level meetings held that day. Non-employee directors of the Bank received a $13,000 annual retainer. Our Chairman received an $80,000 retainer in 2016 for his service as the chairman; in addition, he received $1,000 for every board meeting and $500 for every committee meeting attended. The chairs of our Compensation Committee, Mr. Ladowicz, and Audit Committee, Mr. Suits, also received additional 2016 retainers in the amounts of $18,000 and $20,000, respectively. Messrs. Eccher, Cheatham and Collins, as executive officers, did not receive any board fees for their service on our board, nor did they receive board fees for their service on the board of the Bank. The following table sets forth the fees earned by each non-employee director and senior director in 2016:

Name	Fees earned or paid in cash ($)(1)	Total ($)
Edward Bonifas	$39,500	$39,500
Barry Finn	42,500	42,500
William Kane	37,500	37,500
John Ladowicz	44,500	44,500
Gerald Palmer(2)	25,500	25,500
William B. Skoglund	90,000	90,000
Duane Suits	45,500	45,500
James Tapscott	34,500	34,500
Patti Temple Rocks	30,000	30,000
Hugh McLean(2)	6,250	6,250

(1)
We maintain the Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Directors (the "Director Deferred Compensation Plan") under which directors are permitted to defer receipt of their directors' fees. The directors who participate in the plan are permitted to make hypothetical investments in publicly-traded funds that are held in an insurance company separate account, with respect to the contributions credited to their plan accounts. We may, but are not required to, contribute the deferred fees into a trust, which may hold our stock. The plan is a nonqualified deferred compensation plan and the directors have no interest in the trust. The deferred fees and any earnings thereon are our unsecured obligations. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to stockholders. We do not pay any above-market interest on the compensation or fees deferred by the directors.

(2)
Mr. Palmer retired from the board effective October 13, 2015 and continued to serve as a director of the bank during 2016. In addition, Mr. McLean was appointed to the bank board in November of 2016 and received a partial year retainer.

 PROPOSAL 2:

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

            Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as Old Second, to conduct a separate stockholder advisory vote to approve the compensation of the registrant's executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, commonly referred to as a "say-on-pay" vote. In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our executive officers.

            As described in more detail in the CD&A section of this proxy statement, the overall objectives of Old Second's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2016. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our named executive officers in fiscal 2016 reflects and supports these compensation policies and procedures.

            In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for stockholder approval:

    "RESOLVED, that Old Second Bancorp, Inc.'s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in Old Second's proxy statement dated April 14, 2017."

            Approval of this resolution requires the affirmative vote of holders of a majority of the shares having voting power and present in person or by proxy at the annual meeting. This resolution will be approved if the number of votes cast "FOR" the proposal exceeds the number of votes cast "AGAINST" the proposal. Broker non-votes and abstentions will not have any effect on the outcome of voting. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

Board Recommendation:

            The board of directors recommends stockholders vote to approve the overall compensation of our named executive officers, as described in this proxy statement, by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 PROPOSAL 3

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

            Our stockholders are also being asked to adopt a resolution to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2017. If the stockholders do not ratify the selection of Plante & Moran, PLLC at the annual meeting, the Audit Committee will consider selecting another firm of independent public accountants. Representatives from Plante & Moran, PLLC are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by stockholders.

Board Recommendation:

            The board of directors recommends that you vote your shares "FOR" the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2017.

Accountant Fees

            Audit Fees.    The aggregate fees and expenses paid to Plante & Moran PLLC in connection with the audit of our annual financial statements and the related securities filings were $ 412,715 for 2016 and $413,478 for 2015.

            Audit Related Fees.    Audit related fees paid to Plante & Moran PLLC were $ 103,937 for 2016 and $0 for 2015.

            Tax Fees.    There were no tax related services billed by Plante & Moran, PLLC for 2016 or 2015.

            All Other Fees.    All other fees paid to Plante & Moran, PLLC were $15,422 for 2016 and $27,500 for 2015.

            The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by the independent accountants and the committee exercises its authority to do so in accordance with a policy that it has adopted. All services provided by Plante & Moran, PLLC, and all fees related thereto, were approved pursuant to the pre-approval policy. The pre-approval policy is available on our website at www.oldsecond.com.

 AUDIT COMMITTEE REPORT

            The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of directors who are independent under the rules of the NASDAQ Stock Market.

            The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2016 with our management and Plante & Moran, PLLC, the independent registered public accounting firm that audited our financial statements for that period. The committee has discussed with Plante & Moran, PLLC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and by SAS 114 (The Auditor's Communication With Those Charged With Governance) and received and discussed the written disclosures and the letter from Plante & Moran, PLLC required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). Based on the review and discussions with management and Plante & Moran, PLLC, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2016 for filing with the Securities and Exchange Commission.

Submitted by:

Mr. Duane Suits, Chairman
Mr. Ed Bonifas
Mr. Barry Finn
Mr. John Ladowicz
Mr. Jim Tapscott
Members of the Audit committee

 GENERAL

            We will bear the cost of this proxy solicitation. Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally, by telephone or through any other mode of communication without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

            As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By order of the board of directors

James L. Eccher Chief Executive Officer and President
Aurora, Illinois April 14, 2017

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF OLD SECOND BANCORP, INC. TO BE HELD ON MAY 16, 2017 The undersigned hereby appoints Duane Suits, Barry Finn, and John Ladowicz, or any two of them acting in the absence of the other, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of common stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders to be held in the Multi-purpose room at Waubonsee Community College, 18 S. River St., Aurora, Illinois on the 16th day of May, 2017 at 9:00 a.m., central time, and at any and all postponements or adjournments of the meeting. 1. Election of Class I Directors to serve for a term expiring in 2020: For Against Abstain William Kane John Ladowicz Patti Temple Rocks 2. Approval, in a non-binding, advisory vote, of the compensation of our named executive officers as described in the Proxy Statement for the Annual Meeting of Stockholders. For Against Abstain 3. Ratification of the selection of Plante & Moran, PLLC as our independent registered public accountants for the fiscal year ending December 31, 2017. For Against Abstain This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the nominees listed under Proposal 1, and “FOR” Proposals 2 and 3. In their discretion, the proxy holders are authorized to vote upon all other matters that may properly come before the Annual Meeting and any postponements or adjournments of the Annual Meeting. Dated: , 2017 Signature(s): NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. ENCLOSED ENVELOPE. PLEASE RETURN SIGNED PROXY IN THE (over)

PLEASE INDICATE WHETHER YOU WILL BE ATTENDING THE ANNUAL MEETING ON MAY 16, 2017: The meeting will be held at Waubonsee Community College, 18 S. River St., Aurora, Illinois. Yes, I plan to attend the meeting. No, I do not plan to attend the meeting. Signed:

QuickLinks

OLD SECOND BANCORP, INC. 37 South River Street, Aurora, Illinois 60506 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2017
OLD SECOND BANCORP, INC. 37 South River Street, Aurora, Illinois 60506
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
Director Nominees
Continuing Directors
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION
PROPOSAL 3 RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
GENERAL
ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY